Exhibit 99.1

NextCure Provides Business Update and Reports Second Quarter 2023 Financial Results

–	Phase 1b data for NC410 and further updates on other clinical programs expected in the fourth quarter of 2023
–	Cash of approximately $131 million expected to fund operations into mid-2025

BELTSVILLE, Md. – August 3, 2023 – NextCure, Inc. (Nasdaq: NXTC), a clinical-stage biopharmaceutical company committed to discovering and developing novel, first-in-class immunomedicines to treat cancer and other immune-related diseases today provided a business update and reported second quarter 2023 financial results.

“As we enter the remainder of 2023, we continue generating important data and are nearing updates on our clinical programs expected in the fourth quarter of this year,” said Michael Richman, NextCure’s president and chief executive officer. “We expect to continue to advance our programs while prudently managing our resources to support our financial runway into mid-2025.”

Q2 2023 Business Highlights and Near-Term Milestones

NC410 (LAIR-2 fusion)

●	Continued enrollment in the Phase 1b/2 clinical trial evaluating NC410 in combination with pembrolizumab in patients with immune checkpoint naive or checkpoint refractory solid tumors.
●	Phase 1b data are expected in the fourth quarter of 2023.

NC762 (B7-H4 mAb)

●	Continued enrollment in the Phase 1b dose expansion study in patients with solid tumors and high expression of B7-H4.
●	Phase 1b update is expected in the fourth quarter of 2023.

NC525 (LAIR-1 mAb)

●	Continued enrollment in the Phase 1 monotherapy dose escalation and safety study evaluating NC525 in AML patients.
●	Phase 1a update is expected in the fourth quarter of 2023.

NC318 (Siglec-15)

●	Yale Cancer Center to present in September, “NC318, an Anti-Siglec-15 Humanized mAb, Alone and in Combination with Pembrolizumab in Immunotherapy Pretreated NSCLC”, at the International Association for the Study of Lung Cancer 2023 World Conference on Lung Cancer in Singapore.

Financial Guidance

●	NextCure expects its existing cash, cash equivalents and marketable securities will enable it to fund operating expenses and capital expenditures into mid-2025.

Financial Results for Quarter Ended June 30, 2023

●	Cash, cash equivalents, and marketable securities as of June 30, 2023, were $130.6 million as compared to $159.9 million as of December 31, 2022. The decrease of $29.3 million was primarily related to cash used to fund operations, and cash used to purchase fixed assets.
●	Research and development expenses were $13.4 million for the quarter ended June 30, 2023, as compared to $12.8 million for the quarter ended June 30, 2022. The increase of $0.6 million was primarily related to higher clinical costs.
●	General and administrative expenses were $5.7 million for the quarter ended June 30, 2023, as compared to $5.3 million for the quarter ended June 30, 2022. The increase of $0.4 million was primarily related to higher payroll and legal costs partially offset by lower stock compensation costs and lower insurance costs.
●	Net loss was $17.9 million for the quarter ended June 30, 2023, as compared with a net loss of $17.9 million for the quarter ended June 30, 2022. Higher research and development expenses and higher general and administrative expenses were offset by higher other income, primarily interest income.

About NextCure, Inc.

NextCure is a clinical-stage biopharmaceutical company committed to discovering and developing novel, first-in-class immunomedicines and other immune related-diseases to treat cancer. Through our proprietary FIND-IO™ platform, we study various immune cells to discover and understand targets and structural components of immune cells and their functional impact in order to develop immunomedicines. Our focus is to bring hope and new treatments to patients who do not respond to current cancer therapies, patients whose cancer progresses despite treatment and patients with cancer types not adequately addressed by available therapies. www.nextcure.com

Forward-Looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to funding for our operations, objectives and expectations for our business, operations and financial performance and condition, including the progress and results of clinical trials, development plans and upcoming milestones regarding our immunomedicines. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “should,” “due,” “estimate,” “expect,” “intend,” “hope,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “target,” “towards,” “forward,” “later,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or similar language.

Forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those projected in any forward-looking statement. Such risks and uncertainties include, among others: positive results in preclinical studies may not be predictive of the results of clinical trials; NextCure’s limited operating history and not having any products approved for commercial sale; NextCure’s history of significant losses; NextCure’s need and ability to obtain additional financing on acceptable terms or at all; risks related to clinical development, marketing approval and commercialization; the unproven approach to the discovery and development of product candidates based on NextCure’s FIND-IO platform; and NextCure’s dependence on key personnel. More detailed information on these and additional factors that could affect NextCure’s actual results are described under the heading “Risk Factors” in NextCure’s most recent Annual Report on Form 10-K and in NextCure’s other filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date of this press release, and NextCure assumes no obligation to update any forward-looking statements, even if expectations change.

Selected Financial Information

Selected Statement of Operations Items:	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except share and per share amounts)	2023	2022	2023	2022
Operating expenses:
Research and development	$13,447	$12,825	$25,094	$27,849
General and administrative	5,711	5,303	11,135	11,050
Loss from operations	(19,158)	(18,128)	(36,229)	(38,899)
Other income, net	1,299	208	2,274	377
Net loss	$(17,859)	$(17,920)	$(33,955)	$(38,522)
Net loss per common share - basic and diluted	$(0.64)	$(0.65)	$(1.22)	$(1.39)
Weighted-average shares outstanding - basic and diluted	27,828,741	27,744,762	27,801,788	27,726,864

Selected Balance Sheet Items:
			June 30,	December 31,
(in thousands)			2023	2022
Cash, cash equivalents, and marketable securities			$130,623	$159,911
Total assets			$153,380	$184,161
Accounts payable and accrued liabilities			$7,820	$9,127
Total stockholders’ equity			$138,430	$167,530

Investor Inquiries

Timothy Mayer, Ph.D.

NextCure, Inc.

Chief Operating Officer

(240) 762-6486

IR@nextcure.com